EXHIBIT 1.9

AMENDMENT AGREEMENT

This amendment agreement (the “Agreement”), is made and entered into effective as of the     day of                     , 20    , by and among THE FRONTIER FUND, a statutory trust organized under Chapter 38 of Title 12 of the Delaware Code (the “Trust”), EQUINOX FUND MANAGEMENT, LLC, a Delaware limited liability company and the managing owner of the Trust (the “Managing Owner”), and [ ], a [ ] (the “Selling Agent”). Capitalized and other defined terms used in this Agreement and not otherwise expressly defined herein shall have the same respective meanings as are set forth in the Selling Agent Agreement (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, the Trust, the Managing Owner and the Selling Agent have entered into a selling agent agreement, as amended from time to time, (the “Selling Agent Agreement”), pursuant to which the Selling Agent acts as selling agent for the Trust in connection with the offer and sale of Units on a “best efforts” basis; and

WHEREAS, Sub-Section 11(c) of the Selling Agent Agreement provides that the Selling Agent Agreement may not be amended or modified except by the prior written consent of all the parties to the Selling Agent Agreement; and

WHEREAS, the parties hereto desire to amend the Selling Agent Agreement in certain respects.

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants herein contained and for other consideration given, the receipt and sufficiency of which is hereby acknowledged and confirmed, the parties hereto agree as follows:

1. The Preamble of the Selling Agent Agreement is hereby amended by deleting the existing Preamble in its entirety and replacing such deleted text with the following new Preamble:

“Equinox Fund Management, LLC, a Delaware limited liability company (the “Managing Owner”), is the managing owner of The Frontier Fund (the “Trust”), a statutory trust organized under Chapter 38 of Title 12 of the Delaware Code (the “Delaware Act”). Wilmington Trust Company, a Delaware banking company (the “Trustee”), is the trustee of the Trust and has delegated substantially all responsibility for the management of the Trust’s business and affairs to the Managing Owner. The Trust has been formed primarily for the purpose of trading, buying, selling, spreading or otherwise acquiring, holding or disposing of a diversified portfolio of commodity futures, forward and options contracts. Units of beneficial interest in the Trust (the “Units”) will be issuable in multiple series (the “Series”), each separately managed by one or more different trading advisors (collectively, the “Trading Advisors”), each of which is registered with the Commodity Futures Trading Commission (the “CFTC”) as a commodity trading advisor under the Commodity Exchange Act, as amended (the “CE Act”), and is a member of the National Futures Association (the “NFA”) in such capacity. Each Series of Units will be separately valued and its assets will be segregated from the assets of the other Series. Holders of Units (“Limited Owners”) will have the right to exchange, through redemption and purchase, Units of one Series for Units of any other Series to the extent that there are a sufficient number of Units of such other Series registered for sale in such Limited Owners’ state of residence. The Trust proposes to offer to the public and to sell to Subscribers (as hereinafter defined) acceptable to the Managing Owner, the Units upon the terms and subject to the conditions set forth in this Selling Agent Agreement (the “Agreement”) and the Registration Statement (as hereinafter defined) and the Prospectus (as hereinafter defined) included therein referred to below. The Units of each Series will be offered at $100 per Unit during the Initial Offering Period and thereafter at the Net Asset Value per Unit of the applicable Series (“Series Net Asset Value”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Prospectus.”

2. Section 1(c) of the Selling Agent Agreement is hereby amended by deleting the existing Section 1(c) in its entirety and replacing such deleted text with the following new Section 1(c):

“(c) The Trust was duly formed and is validly existing as a statutory trust in good standing under the Delaware Act, with full power and authority, and all necessary authorizations, approvals and orders of and from all federal, state and other governmental or regulatory officials and bodies, to carry out its obligations under this Agreement, its certificate of trust (the “Trust Certificate”) and its amended and restated Declaration of Trust and Trust Agreement, dated as of April 21, 2009, as the same may be amended from time to time (the “Trust Agreement”), and to own its properties and conduct its business as described in the Prospectus;”

3. Section 1(g) of the Selling Agent Agreement is hereby amended by deleting the existing Section 1(g) in its entirety and replacing such deleted text with the following new Section 1(g):

“(g) The financial statements of the Managing Owner and the Trust as of and for the periods ended December 31, 2007 and 2008, have been examined by an independent registered public accounting firm, as required by the CE Act and the 1933 Act and the rules and regulations of the CFTC and SEC, respectively, thereunder;”

4. Section 2(h)(1) of the Selling Agent Agreement is hereby amended by deleting the existing Section 2(h)(1) in its entirety and replacing such deleted text with the following new Section 2(h)(1):

“(1) use commercially reasonable efforts to determine the suitability and appropriateness of an investment in the Units, on the basis of information obtained from the prospective purchaser concerning the prospective purchaser’s investment objectives, the prospective purchaser’s other investments and the prospective purchaser’s financial situation and needs, and any other information known by the Selling Agent through the review of its offeree questionnaire completed by such prospective purchaser; and”

5. Section 3(d) of the Selling Agent Agreement is hereby amended by deleting the existing Section 3(d) in its entirety and replacing such deleted text with the following new Section 3(d):

“(d) During the Continuous Offering Period, all Selling Agent home offices or branch offices will be required to forward subscriptions to the Managing Owner no later than noon of the first Business Day following receipt of an acceptable subscription agreement from a Subscriber. The Managing Owner shall have sole responsibility for determining whether Subscribers are qualified to become Limited Owners in the Trust and for accepting subscriptions and determining their validity. The Selling Agent agrees to use its best efforts to cause Subscribers to prepare their subscriptions in proper form. The Managing Owner also will determine in its sole discretion whether to accept or reject all subscriptions received and will generally do so within two (2) Business Days following receipt from the Selling Agent of fully completed subscription documents from the Selling Agent for a new subscriber or a fully completed “Request for Exchange” with respect to a Limited Owner in an existing Series. With respect to a new Subscriber, the Selling Agent shall deposit the subscription Proceeds in the applicable Series account at U.S. Bank National Association in Denver, Colorado. Interest, if any, earned on such funds will accrue for the benefit of the Limited Owners of the applicable Series. Funds for subscriptions which have been rejected by the Managing Owner will be returned directly to the Payor of the Proceeds via first class U.S. mail, without interest and without deduction for expenses.”

6. Section 3(e) of the Selling Agent Agreement is hereby amended by deleting the existing Section 3(e) in its entirety and replacing such deleted text with the following new Section 3(e):

“(e) On the Initial Closing Date for a Series, and thereafter on each subsequent closing date with respect to that Series, the acceptance, delivery, and receipt of subscriptions for Units will be subject to the terms and conditions set forth in this Agreement, including, but not limited to, (1) the payment of the full subscription price for Units and delivery of a properly completed Subscription Agreement/Power of Attorney by each Subscriber; (2) the fact that a new Subscriber’s subscription will not be final and binding until at least two (2) Business Days following the Subscriber’s delivery of his subscription documents to the Selling Agent (or an Additional Seller), and (3) compliance with Section 7 hereof.”

7. Section 4 of the Selling Agent Agreement is hereby amended by adding a new Section 4(f) thereto as follows:

“(f) Notwithstanding anything to the contrary set forth herein, with respect to any Units sold on or after the date of effectiveness of the first Registration Statement covering the Class 3 Units of the respective Series, as compensation, the Selling Agent shall receive from the Managing Owner initial and/or on-going service fees at the rate(s) specified on Annex A hereto. The on-going service fee is consideration for customary on-going services provided to the Trust and its Limited Owners by the Selling Agent for commodities related brokerage services. Such on-going services may include, without limitation, advising Limited Owners of the Net Asset Value of the Trust, of the relevant Series of the Trust and of their Units in such Series, responding to Limited Owners’ inquiries about monthly statements and annual reports and tax information provided to them, advising Limited Owners whether to make additional capital contributions to the Trust or to redeem their Units, assisting with redemptions of Units, providing information to Limited Owners with respect to futures and forward market conditions and providing further services as may be requested by the Limited Owners. The on-going service fee with respect to a Unit of any Series shall continue only until (i) the aggregate initial and ongoing service fees received by the Selling Agent with respect to such Unit total 9% of the purchase price of such Unit or (ii) if earlier, the aggregate underwriting compensation (determined in accordance with Rule 2310 of the Conduct Rules of FINRA) paid in respect of such Unit totals 10% of the purchase price of such Unit, at which time such Unit shall be classified as a Class 3 Unit or a Class 3a Unit of such Series, as applicable. The Selling Agent acknowledges and agrees that the Managing Owner shall have no obligation to make and in no event will make any payments under this Section 4 which, when added to the aggregate underwriting compensation (determined in accordance with Rule 2310 of the Conduct Rules of FINRA) paid with respect to such Unit exceeds 10% of the purchase price of such Unit.”

8. Section 5(c) of the Selling Agent Agreement is hereby amended by deleting the existing Section 5(c) in its entirety and replacing such deleted text with the following new Section 5(c):

“(c) The Selling Agent agrees to comply with NASD Rule 2310(b)(3)(D) including, without limitation, to inform all prospective purchasers of Units of all pertinent facts relating to the liquidity and marketability of the Units as set forth in the Prospectus.”

9. Annex A hereto is hereby added to the existing Selling Agent Agreement.

10. Except as expressly amended and modified hereby, the Selling Agent Agreement shall remain in full force and effect.

11. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by facsimile transmission and shall be binding upon the parties so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties following the applicable facsimile transmission; provided, that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

IN WITNESS WHEREOF, the parties hereto have made this Agreement effective as of the date set forth above.

THE FRONTIER FUND

By:	EQUINOX FUND MANAGEMENT, LLC
Its:	Managing Owner

By:
Name:
Title:

EQUINOX FUND MANAGEMENT, LLC

By:
Name:
Title:

[NAME OF SELLING AGENT]

By:
Name:
Title:

ANNEX A

SERVICE FEE SCHEDULE

As compensation, the Selling Agent shall receive from the Managing owner an initial and/or on-going service fee(s) with respect to each Unit of the relevant Series below sold by such Selling Agent as set forth below:

Series/Class of Units	Initial Service Fee	On-Going Service Fee
Frontier Diversified Series-1 Frontier Masters Series-1 Frontier Long/Short Commodity Series-1a Frontier Dynamic Series-1	2.0% of the purchase price of Units sold by the Selling Agent	After the expiration of twelve (12) months following the purchase of Units, 2.0% per annum of the Net Asset Value of each Unit sold by the Selling Agent
Frontier Diversified Series-2 Frontier Masters Series-2 Frontier Long/Short Commodity Series-2a Frontier Dynamic Series-2	N/A	Up to 0.50% per annum of the Net Asset Value of each Unit sold by the Selling Agent

(a) The Managing Owner shall pay the initial service fee in full to the Selling Agent upon the sale of the respective Units in bona fide transactions. The on-going service fee shall be paid monthly or quarterly by the Managing Owner. The on-going service fee with respect to a Unit of any Series shall continue only until (i) the aggregate initial and ongoing service fees received by the Selling Agent with respect to such Unit total 9% of the purchase price of such Unit or (ii) if earlier, the aggregate underwriting compensation (determined in accordance with Rule 2310 of the Conduct Rules of FINRA) paid in respect of such Unit totals 10% of the purchase price of such Unit, at which time such Unit shall be classified as a Class 3 Unit or a Class 3a Unit of such Series, as applicable. Class 3 Units and Class 3a Units shall not be charged any initial or on-going service fees and the Selling Agent shall not receive any compensation related to Class 3 Units or Class 3a Units.

(b) Notwithstanding the foregoing schedule, the Selling Agent shall receive reduced initial and on-going service fees pursuant to the following schedules to the extent that any subscriber makes an aggregate investment in any Series as follows:

Series/Class of Units	Aggregate Amount of an Investor’s Investment in Units in Class 1 or Class 1a:*	Initial and On-Going Service Fee (calculated pursuant to the above schedule)
Frontier Diversified Series-1 Frontier Masters Series-1 Frontier Long/Short Commodity Series-1a Frontier Dynamic Series	$0 - $499,999	2.00%
	$500,000 - $999,999	1.25%
	$1,000,000 and above	0.80%

*	The calculation of the initial service fee for incremental Unit purchases is based on the aggregate amount of Units held by an investor at the time of each Unit purchase. For example, if an investor purchases $250,000 in Class 1 Units of the Frontier Diversified Series in one month, the applicable Selling Agent shall receive an initial service fee of 2.00% of the purchase price of such Units. If such investor then purchases an additional $300,000 in Class 1 Units of the Frontier Diversified Series three months later, the Selling Agent shall receive an initial service fee of 1.25% of the purchase price of such Units. If such investor subsequently invests $500,000 in Class 1 Units of the Frontier Diversified Series, the Selling Agent shall receive an initial service fee of 0.80% of the purchase price of such Units.

Using the above example (assuming no redemption of Units has occurred), the initial service fee for the initial twelve months will be 2.00% of the Net Asset Value of the initial Unit purchase of $250,000; 1.25% of the Net Asset Value of the additional Unit purchase of $300,000; and 0.80% of the Net Asset Value of the additional Unit purchase of $500,000. One year from the initial Unit purchase of $250,000, the on-going service fee will be 0.80% of the Net Asset Value of the Unit purchase of $250,000. One year after the second Unit purchase of $300,000, the on-going service fee will be calculated at a rate of 0.80% of the Net Asset Value of the cumulative $550,000 investment. Finally, one year after the third Unit purchase of $500,000, the on-going service fee will be calculated at a rate of 0.80% of the Net Asset Value of the entire investment of $1,050,000.

(c) The offering of Units under the Prospectus is made in compliance with Rule 2310 of the Conduct Rules of FINRA. The Managing Owner will advise the Selling Agent if the payments described hereunder must be limited in order to comply with the 10% limitation on total underwriters’ compensation pursuant to Rule 2310 of the Conduct Rules of FINRA.

(d) In the event that the offering of Units of any Series is terminated prior to the initial escrow break for such Series, the Selling Agent shall not be entitled to any compensation in connection with the offering of such Series except for the reimbursement of reasonable and actual out-of-pocket expenses.